Registration No. 333-_________

As filed with the Securities and Exchange Commission on August 7, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Eagle Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	52-2061461
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

7500 Old Georgetown Road, 15th Floor
Bethesda, Maryland 20814
(Address of Principal Executive Offices)

Performance-Vesting Restricted Stock Units Grant Notice and Award Agreement
Time-Vesting Restricted Stock Units Grant Notice and Award Agreements
Non-Qualified Stock Option Agreements
(Full Title of the Plan)

Copies to:

Stephen R. Curley	Heather L. Coleman
President and Chief Executive Officer	Sullivan & Cromwell LLP
Eagle Bancorp, Inc.	125 Broad Street
7500 Old Georgetown Road, 15th Floor	New York, NY 10004
Bethesda, Maryland 20814	(212) 558-4000
(301) 986-1800
Benjamin H. Weiner
Sullivan & Cromwell LLP
1700 New York Avenue, N.W., Suite 700
Washington D.C. 20006-5215
(202) 956-7676

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller Reporting Company ☐
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
_____________________________________________________________________________________________

EXPLANATORY NOTE
Eagle Bancorp, Inc. (the “Company”) is filing this Registration Statement on Form S-8 for the purpose of registering the offer and sale of up to 180,000 shares of common stock of the Company, par value $0.01 per share, that may be issued in connection with employment inducement equity awards granted to the Company’s newly appointed President and Chief Executive Officer (the “Participant”) as a material inducement to his entering into employment with the Company. The awards consist of (i) sign-on equity awards comprising performance-based restricted stock units, restricted stock units and non-qualified stock options (the “Inducement Awards”) and (ii) make-whole equity awards comprising restricted stock units and non-qualified stock options (the “Make-Whole Awards,” and together with the Inducement Awards, the “Awards”). The Awards have been approved by the Company’s Board of Directors and the Compensation Committee of the Board of Directors and are being granted outside of, and not pursuant to, the Eagle Bancorp, Inc. 2025 Equity Incentive Plan (the “Plan”) in reliance on the employment inducement award exception set forth in Nasdaq Listing Rule 5635(c)(4). The Awards are subject to and governed by the terms of the Plan as if such Awards had been granted under the Plan, except as otherwise provided in the applicable award agreement (collectively, the “Award Agreements”).

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Items 1 and 2. Plan Information; and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to the Participant as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 9, 2026 (File No. 000-25923);
(b) The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 7, 2026, and for the quarter ended June 30, 2026, filed with the Commission on August 6, 2026 (File No. 000-25923 for each);
(c) The Company’s Current Reports on Form 8-K filed on February 25, 2026; March 18, 2026; May 12, 2026; May 15, 2026; June 30, 2026; and July 6, 2026 (File No. 000-25923 for each); and
(d) The description of the Company’s common stock contained in Exhibit 4.6 to its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 2, 2020 (File No. 000-25923), including any subsequent amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.
Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
None.
Item 6. Indemnification of Directors and Officers
Article VI of the Company’s Articles of Incorporation provides (references to the “Corporation” in the Articles of Incorporation below refer to the Company):
ARTICLE VI. Limitation of Liability and Indemnification.
(1) To the full extent permitted by the Maryland General Corporation Law and the Courts and Judicial Proceedings Article, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

(2) To the full extent permitted and in the manner prescribed by the Maryland General Corporation Law and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding (whether civil, criminal, administrative or investigative, threatened, pending or completed, herein a “proceeding”) by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.
(3) The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any director or officer, and to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.
(4) Notwithstanding any other provisions in this Article VI, the Corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the Corporation against reasonable expenses incurred by him in connection with the proceeding.
(5) The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.
(6) In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 2 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.
(7) The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.
(8) The provisions of this Article VI shall not be exclusive of any other indemnification to which such persons may be entitled under any bylaw, agreement, statute, vote of shareholders or disinterested directors, or otherwise.
(9) Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.
In addition, the Company has entered into an indemnification agreement with certain of its current directors and executive officers. These agreements require the Company to indemnify these individuals to the maximum extent permitted by Maryland law, subject to certain limits provided in the agreement, against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. List of Exhibits

Regulation S-K Exhibit Number	Document

4.1	Articles of Incorporation of the Company, as amended through May 16, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 17, 2016)

4.2	Amended and Restated Bylaws of the Company, as amended through November 5, 2025 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2025)

4.3	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, incorporated herein by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 2, 2020

5.1	Opinion of Scott Bernstein

10.1	Eagle Bancorp, Inc. 2025 Equity Incentive Plan (incorporated by reference to Appendix, Exhibit 1, to the proxy statement for the Annual Meeting of Shareholders of Eagle Bancorp, Inc. filed by the Company on April 1, 2025 under the Exchange Act (File No. 000-25923))

10.2	Form of Performance-Vesting Restricted Stock Units Grant Notice and Award Agreement (Inducement Award)

10.3	Form of Time-Vesting Restricted Stock Units Grant Notice and Award Agreement (Inducement Award)

10.4	Form of Time-Vesting Restricted Stock Units Grant Notice and Award Agreement (Make-Whole Award)

10.5	Form of Non-Qualified Stock Option Agreement (Inducement Award)

10.6	Form of Non-Qualified Stock Option Agreement (Make-Whole Award)

23.1	Consent of Scott Bernstein (contained in Exhibit 5)

23.2	Consent of Crowe LLP

24	Power of Attorney (contained on signature page)

107	Filing Fee Table

Item 9.     Undertakings
The undersigned registrant hereby undertakes:
1.    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
    (i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;
    (ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective registration statement;
    (iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4.    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 7th day of August, 2026.

EAGLE BANCORP, INC.

By:	/s/ Stephen R. Curley
Stephen R. Curley
President and Chief Executive Officer
(Duly Authorized Representative)
POWER OF ATTORNEY
We, the undersigned directors and officers of Eagle Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Stephen R. Curley, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Stephen R. Curley may deem necessary or advisable to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the Awards, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Stephen R. Curley shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Stephen R. Curley	Director, President and Chief Executive Officer	July 29, 2026
Stephen R. Curley	(Principal Executive Officer)

/s/ Eric R. Newell	Senior Executive Vice President and	July 29, 2026
Eric R. Newell	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Matthew D. Brockwell	Director	July 29, 2026
Matthew D. Brockwell

/s/ Steven J. Freidkin	Director	July 29, 2026
Steven J. Freidkin

/s/ Theresa G. LaPlaca	Director	July 29, 2026
Theresa G. LaPlaca

/s/ A. Leslie Ludwig	Director	July 29, 2026
A. Leslie Ludwig

/s/ Louis P. Mathews Jr.	Director	July 29, 2026
Louis P. Mathews Jr.

/s/ Trevor Montano	Director	July 29, 2026
Trevor Montano

/s/ Kristen J. Pederson	Director	July 29, 2026
Kristen J. Pederson

/s/ Susan G. Riel	Director	July 29, 2026
Susan G. Riel

/s/ James A. Soltesz	Director	July 29, 2026
James A. Soltesz

/s/ Benjamin M. Soto	Director	August 04, 2026
Benjamin M. Soto

/s/ Theodore A. Wilm	Director	July 29, 2026
Theodore A. Wilm